Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Westmoreland Coal Company:
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-158577) and related Prospectus of Westmoreland Coal Company for the resale, from time to time, by selling security holders of a warrant to purchase 173,228 shares of Westmoreland Coal Company common stock and 4,343,132 shares of Westmoreland Coal Company common stock, and to the incorporation by reference therein of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Westmoreland Coal Company and the effectiveness of internal control over financial reporting of Westmoreland Coal Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Denver, Colorado
March 22, 2010